EXHIBIT (h)(A48)

PARTICIPATION AGREEMENT

Among

COHEN & STEERS INSTITUTIONAL REALTY SHARES, INC.,

COHEN & STEERS CAPITAL MANAGEMENT, INC.,

COHEN & STEERS SECURITIES, LLC,

and

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

THIS AGREEMENT, made and entered into as of October 6, 2026 by and among Teachers Insurance and Annuity Association of America (hereinafter, the “Company”), a New York insurance company, on its own behalf and on behalf of each segregated asset account of the Company set forth on Schedule A hereto as may be amended from time to time (each account hereinafter referred to as the “Account”), Cohen & Steers Institutional Realty Shares, Inc. (hereinafter the “Fund”), a Maryland corporation, Cohen & Steers Capital Management, Inc. (hereinafter the “Adviser”), a New York corporation, and Cohen & Steers Securities, LLC

(hereinafter the “Underwriter”), a Delaware limited liability company.

R E C I T A L S

WHEREAS, the Fund is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), and shares of the Fund are registered under the Securities Act of 1933, as amended (the “1933 Act”);

WHEREAS, the Fund issues shares to the general public, including to the separate accounts of insurance companies (“Participating Insurance Companies”) to fund variable annuity contracts sold to certain qualified pension and retirement plans;

WHEREAS, the beneficial interests in the Fund are divided into several classes of shares, each designated a “Portfolio” and representing the interest in the same portfolio of securities and other assets;

WHEREAS, Company has issued or will issue certain individual and group annuity contracts designed to fund tax qualified pension plans under Sections 401(a), 403(a), 403(b), 414(d) and 457 of the Internal Revenue Code of 1986, as amended (the “Code”), or certificates thereunder, set forth in Schedule A hereto, as it may be amended from time to time by mutual written agreement (each a “Contract” and collectively, the “Contracts”);

WHEREAS, each Account is duly established and maintained as a segregated asset account, established by resolution of the Board of Trustees of Company, on the date shown for such Account on Schedule A hereto, to set aside and invest assets attributable to the aforesaid Contracts;

WHEREAS, Company has registered or will register the Account as a unit investment trust under the 1940 Act or will not register the Account in proper reliance upon an exclusion from registration under the 1940 Act;

WHEREAS, Company intends to purchase shares of other open-end management investment companies that offer shares to the general public to fund the Contracts;

WHEREAS, the Fund and Underwriter know of no reason why shares in the Fund may not be sold to Participating Insurance Companies to fund variable annuity contracts sold to certain qualified pension and retirement plans;

WHEREAS, Adviser is duly registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and any applicable state securities laws;

WHEREAS, Underwriter is registered as a broker dealer with the Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and is a member in good standing of the Financial Industry Regulatory Authority (“FINRA”); and

WHEREAS, to the extent permitted by applicable insurance laws and regulations,

Company intends to purchase shares in the Portfolios listed in Schedule A hereto, as it may be amended from time to time by mutual written agreement (the “Designated Portfolios”) on behalf of the Account to fund the aforesaid Contracts, and Underwriter is authorized to sell such shares to unit investment trusts such as the Account at net asset value (“NAV”);

NOW, THEREFORE, in consideration of their mutual promises, Company, the Fund, Adviser, and Underwriter agree as follows:

ARTICLE I. Sale of Fund Shares

1.1 Underwriter agrees to sell to Company those shares of the Designated Portfolios which the Account orders, executing such orders on a daily basis at the NAV next computed after receipt by the Fund or its designee of the order for the shares of the Designated Portfolios.

1.2 The Fund agrees to make shares of the Designated Portfolios available for purchase at the applicable NAV per share by Company and the Account on those days on which the Fund calculates its NAV pursuant to rules of the SEC, and the Fund shall calculate such NAV on each day which the New York Stock Exchange (“NYSE”) is open for trading unless otherwise permitted by law and in accordance with the Fund’s prospectus. Notwithstanding the foregoing, the Board of Directors of the Fund (hereinafter the “Board”) may refuse to sell shares of any Designated Portfolio to any person, or suspend or terminate the offering of shares of any Designated Portfolio, if such action is required by law or by regulatory authorities having jurisdiction, or is, in the sole discretion of the Board acting in good faith and in light of their fiduciary duties under federal and any applicable state laws, necessary in the best interests of the shareholders of such Designated Portfolio.

1.3 The Fund and Underwriter will not sell Fund shares to any insurance company or separate account unless an agreement containing provisions substantially similar to Articles I and III of this Agreement is in effect to govern such sales.

1.4 The Fund agrees to redeem, on Company’s request, any full or fractional shares of the Designated Portfolios held by Company, executing such requests on a daily basis at the NAV next computed after receipt by the Fund or its designee of the request for redemption, except that the Fund reserves the right to suspend the right of redemption or postpone the date of payment or satisfaction upon redemption consistent with Section 22(e) of the 1940 Act and any rules thereunder, and in accordance with the procedures and policies of the Fund as described in the then current prospectus.

1.5 The Fund hereby appoints Company as limited agent of the Fund for the sole purpose of receiving purchase and redemption orders on behalf of the Account for shares of those Designated Portfolios made available hereunder, provided that Company receives each order before the close of regular trading on the NYSE, maintains procedures reasonably designed to prevent late trading and unauthorized market timing, validates order receipt, and the Fund receives notice of such order by 9:30 a.m. Eastern time on the next following Business Day. “Business Day” shall mean any day on which the NYSE is open for trading and on which the Fund calculates its NAV pursuant to the rules of the SEC. Company shall be responsible for any order, transmission, processing, or settlement error attributable to Company, its affiliates, agents, or systems.

1.6 Company agrees to purchase and redeem the shares of each Designated Portfolio offered by the then current prospectus of the Fund in accordance with the provisions of such prospectus, to the extent not inconsistent with the terms and conditions of this Agreement.

1.7 Company shall pay for Fund shares one Business Day after receipt of an order to purchase Fund shares is made in accordance with the provisions of Section 1.5 hereof. Payment shall be in federal funds transmitted by wire by 3:00 p.m. Eastern time (unless the Fund determines and so advises Company that sufficient proceeds are available from redemption of shares of other Designated Portfolios effected pursuant to redemption requests tendered by Company on behalf of the Account, or unless the Fund otherwise determines and so advises Company to delay the date of payment, to the extent the Fund may do so under the 1940 Act). If payment in federal funds for any purchase is not received or is received by the Fund after 3:00 p.m. Eastern time on such Business Day, Company, upon the Fund’s request, promptly shall reimburse the Fund for any charges, costs, fees, interest, or other expenses incurred by the Fund in connection with any advances to, or borrowings or overdrafts by, the Fund, or any similar expenses incurred by the Fund, as a result of portfolio transactions effected by the Fund based upon such purchase request. For purposes of Section 2.8 and 2.9 hereof, upon receipt by the Fund of the federal funds so wired, such funds shall cease to be the responsibility of Company and shall become the responsibility of the Fund. Payment for Designated Portfolio shares redeemed by the Account or Company shall be made by the Fund in federal funds transmitted by wire to Company or its designee by 3:00 p.m. Eastern time on the next Business Day after an order to redeem a Designated Portfolio’s shares is made in accordance with the provision of Section 1.5 hereof (unless redemption proceeds are to be applied to the purchase of shares of other Designated Portfolios in accordance with this Section 1.7). Upon receipt by Company of the payment, such funds shall cease to be the responsibility of the Fund and shall become the responsibility of Company.

1.8 Issuance and transfer of the Fund’s shares will be by book entry only. Stock certificates will not be issued to Company or any Account. Shares ordered from the Fund will be recorded in an appropriate title for each Account or the appropriate subaccount of each Account.

1.9 The Fund shall furnish same day notice (by wire or telephone, followed by written confirmation) to Company of any income, dividends, or capital gain distributions payable on the Designated Portfolios’ shares. Company hereby elects to receive all such income, dividends, and capital gain distributions as are payable on Designated Portfolio shares in additional shares of that Designated Portfolio at the ex-dividend date NAV. Company reserves the right to revoke this election and to receive all such income dividends and capital gain distributions in cash. The Fund shall notify Company of the number of shares so issued as payment of dividends and distributions by a Designated Portfolio.

1.10 The Fund shall make the NAV per share for each Designated Portfolio available to Company on a daily basis as soon as reasonably practical after the NAV per share is calculated (normally by 6:30 p.m. Eastern time) and shall use its best efforts to make such NAV per share available by 7 p.m. Eastern time each Business Day. If the NAV is materially incorrect through no fault of Company, Company, on behalf of each Account, shall be entitled to an adjustment to the number of shares purchased or redeemed to reflect the correct NAV in accordance with the Fund’s price error procedures, and the Fund shall bear the cost of correcting such errors, pursuant to Schedule C. Any material error in the calculation or reporting of the NAV, dividends, or capital gain information shall be reported to Company promptly upon discovery. For the avoidance of doubt, the Fund and Underwriter shall be responsible only for direct, reasonable, and documented losses attributable to a material pricing error caused by the Fund or its service providers, and shall not be responsible for errors attributable to Company or for consequential, special, punitive, or indirect damages.

1.11 If transactions in shares of the Designated Portfolios are settled through the Fund/SERV system of the National Securities Clearing Corporation (“NSCC”), the following provisions shall apply:

(1) The Fund and Company each represent that it or one of its affiliates, or in the case of Company its custodian, has entered into the Standard Networking Agreement with the NSCC, and it desires to participate in the programs offered by the NSCC Fund/SERV system, which provide: (i) an automated process whereby shareholder purchases and redemptions, exchanges, and transactions of mutual fund shares are executed through the Fund/SERV system; and (ii) a centralized and standardized communication system for the exchange of customer-level information and account activity through the Fund/SERV Networking system (“Networking System”).

(2) The Fund and Company, or their respective designees, will be bound by the rules of the NSCC. Without limiting the generality of the following provisions of this section, the Fund and Company, or their respective designees, each will use its best efforts to: (i) perform any and all duties, functions, procedures, and responsibilities assigned to it and as otherwise established by the NSCC applicable to Fund/SERV and the Networking Matrix Level utilized; and (ii) ensure that any information transmitted through the Networking System by it to the other party and pursuant to this Agreement is accurate, complete, and in the format prescribed by the NSCC. The Fund and Company, or their respective designees, will adopt, implement, and maintain procedures reasonably designed to ensure the accuracy of all transmissions through the Networking System and to limit the access to, and the inputting of data into, the Networking System to persons specifically authorized by such party.

(3) For each Fund/SERV transaction, including transactions establishing accounts with the Fund or its affiliates, Company or its designee shall provide the Fund and its affiliates with all information reasonably necessary or appropriate to establish and maintain each Fund/SERV transaction (and any subsequent changes to such information), which Company hereby certifies is and shall remain true and correct. Company or its designee shall maintain documents required by the Fund to effect Fund/SERV transactions.

(4) Based on Contract owner instructions and other authorized account transactions received by Company prior to the close of the NYSE on each Business Day (T), Company or its designee shall transmit to the Fund via the Networking System by the time of receipt of Cycle 11 from the NSCC on the following Business Day (T+1), a file containing the order, in dollars or shares, by each Account for shares of each Designated Portfolio for the preceding Business Day.

(5) Settlement for all orders effected pursuant to the Agreement will occur on a (T+1) basis, in same day funds, through the Networking System, unless an order is submitted manually. All orders submitted prior to Cycle 11 via the Networking System shall receive prices from the trade date (T).

If, on any Business Day, (i) a party to this Agreement chooses not to use the Networking System for a particular transaction, or (ii) there are technical problems with the Networking System that render it impracticable for a party to transmit or receive information through the Networking System, the party who determines not to use the Networking System will notify the other party of such determination as early as possible. In such event, the procedures set forth in Article I of this Agreement shall apply.

If federal funds are not received on the day the Fund is notified of the purchase request for shares of the Designated Portfolio, then such funds will be invested, and the shares of the Designated Portfolio purchased thereby will be issued at the NAV next determined, after the Fund receives such payment.

The Fund shall not bear any responsibility whatsoever for the proper disbursement or crediting of redemption proceeds to Contract owners; Company alone shall be responsible for such action. To the extent not inconsistent with this Section 1.12 or the NSCC’s Rules and Procedures, the provisions of Article I of this Agreement shall apply to transactions processed through the NSCC.

1.13    The Parties hereto acknowledge that the arrangement contemplated by this Agreement is not exclusive. The Fund’s shares may be sold to other insurance companies (subject to Section 1.3 and Article VI hereof) and the cash value of the Contracts may be invested in other investment companies.

1.14 Pursuant to Rule 22c-2 of the 1940 Act, on behalf of the Fund, Underwriter and Company agree to comply with the terms included in the attached Schedule B as of the effective date of this Agreement.

ARTICLE II. Representations and Warranties

2.1 Company represents and warrants that the Contracts are or will be registered under the 1933 Act or that the Contracts are not registered because they are properly exempt from registration under the 1933 Act or will be offered exclusively in transactions that are properly exempt from registration under the 1933 Act. Company further represents and warrants that the Contracts will be issued and sold in compliance in all material respects with all applicable federal and state laws, and that the sale of the Contracts shall comply in all material respects with state insurance suitability requirements. Company further represents and warrants that it is an insurance company duly organized and in good standing under applicable law and that it has legally and validly established the Account prior to any issuance or sale thereof as a segregated asset account under the New York insurance laws and has registered or, prior to any issuance or sale of the Contracts, will register, the Account as a unit investment trust in accordance with the provisions of the 1940 Act to serve as a segregated investment account for the Contracts or that it has not registered the Account in proper reliance upon an exclusion from registration under the 1940 Act. Company shall register and qualify the Contracts or interests therein as securities in accordance with the laws of the various states only if and to the extent deemed advisable by Company.

2.2 The Fund represents and warrants that Fund shares sold pursuant to this Agreement shall be registered under the 1933 Act, duly authorized for issuance, and sold in compliance with the laws of the state of New York and all applicable federal and state securities laws, and that the Fund is and shall remain registered under the 1940 Act. The Fund shall amend the registration statement for its shares under the 1933 Act and the 1940 Act from time to time as required in order to effect the continuous offering of its shares. The Fund shall register and qualify the shares for sale in accordance with the laws of the various states only if and to the extent deemed advisable by the Fund or Underwriter.

2.3 To the extent that the Fund decides to finance distribution expenses pursuant to Rule 12b-1 under the 1940 Act, the Fund’s Board, a majority of whom are not interested persons of the Fund, will formulate and approve any plan pursuant to Rule 12b-1 under the 1940 Act to finance distribution expenses.

2.4 The Fund makes no representations as to whether any aspect of its operations, including but not limited to, investment policies, fees, and expenses, complies with the insurance and other applicable laws of the various states, except that the Fund represents that the Fund’s investment policies, fees, and expenses are, and shall at all times remain, in compliance with the laws of the state of New York, to the extent required to perform this Agreement.

2.5 The Fund represents that it is lawfully organized and validly existing under the laws of the State of Maryland, and that it does and will comply in all material respects with the 1940 Act and any regulations thereunder.

2.6 Underwriter represents and warrants that it is a member in good standing of FINRA and is registered as a broker-dealer with the SEC and will remain duly registered under all applicable federal and state securities laws. Underwriter further represents and warrants that it serves as principal underwriter/distributor of the Fund, and that it will sell and distribute Fund shares in accordance with the laws of the State of New York and any applicable state and federal securities laws.

2.7 Adviser represents and warrants that it is and shall remain duly registered under all applicable federal and state securities laws, and that it shall perform its obligations for the Fund in compliance in all material respects with the laws of the State of New York and any applicable state and federal securities laws.

2.8 The Fund and Underwriter represent and warrant that all of their directors, officers, employees, investment advisers, and other individuals or entities dealing with the money and/or securities of the Fund are, and shall continue to be at all times, covered by a blanket fidelity bond or similar coverage for the benefit of the Fund in an amount not less than the minimum coverage as required currently by Rule 17g-1 of the 1940 Act or related provisions as may be promulgated from time to time. The aforesaid bond shall include coverage for larceny and embezzlement and shall be issued by a reputable bonding company.

2.9 Company represents and warrants that all of its directors, officers, employees, and other individuals/entities employed or controlled by Company dealing with the money and/or securities of the Fund are covered by a blanket fidelity bond or similar coverage in an amount not less than $5 million. The aforesaid bond includes coverage for larceny and embezzlement and is issued by a reputable bonding company. Company agrees that any amounts received under such bond in connection with claims that arise from the arrangements described in this Agreement will be held by Company for the benefit of the Fund. Company agrees to make all reasonable efforts to see that this bond or another bond containing these provisions is always in effect and agrees to notify the Fund and Underwriter in the event that such coverage no longer applies. Company agrees to exercise its best efforts to ensure that other individuals or entities not employed or controlled by Company and dealing with the money and/or securities of the Fund maintain a similar bond or coverage in a reasonable amount.

2.10 The Fund represents and warrants that the Fund is and shall maintain compliance, in all material respects, with Rule 38a-1 under the 1940 Act.

2.11 Adviser and Underwriter represent that the investment manager, with respect to the Designated Portfolios listed in Schedule A of the Agreement that are available for investment by the investment accounts of TIAA Separate Account VA-3, has claimed an exclusion from the definition of “commodity pool operator” (“CPO”) under the Commodity Exchange Act (“CEA”) and the Commodity Futures Trading Commission (“CFTC”) rules promulgated thereunder, or is otherwise exempt from registration as a CPO and therefore is not subject to regulation as a CPO. In addition, Adviser and Underwriter represent that the investment manager to those Portfolios is relying on an exclusion from the definition of “commodity trading advisor” (“CTA”) under the

CEA and the CFTC rules promulgated thereunder or is otherwise exempt from registration as a CTA and therefore is not subject to regulation as a CTA. To the extent that the investment manager to the Fund becomes no longer eligible, or actively takes steps so that it will no longer be eligible, to claim or rely on an exclusion from the definition of a CPO or CTA, or an exemption from registration as a CPO or CTA, Adviser and Underwriter agree to provide Company with immediate notice, in writing, of such change in, or plans to change such, regulatory status.

ARTICLE III. Fund Documents and Proxy Statements; Voting

3.1 The Fund (and Underwriter) is (are) responsible for preparing and providing the following documents (collectively, the “Fund Documents”) to Company, as specified in paragraph (b)(1) of Rule 30e-3 under the 1940 Act (“Rule 30e-3”) and paragraph (j)(1)(iii) of Rule 498A under the 1933 Act (“Rule 498A”):

(i)	Summary Prospectus for the Designated Portfolios;

(ii)	Statutory Prospectus (together with the Summary Prospectus, the “prospectus”) for the Designated Portfolios;

(iii)	Statement of Additional Information (“SAI”) for the Designated Portfolios;

(iv)	Most recent annual and semi-annual reports to shareholders for the Designated Portfolios (together, the “Shareholder Reports”);

(v)	Complete Portfolio Holdings from Fund financial statements containing a summary schedule of investments; and

(vi)	Portfolio Holdings for most recent first and third fiscal quarters (together with the complete portfolio holdings specified in (v) above, the “Portfolio Holdings”).

The Fund and Underwriter shall provide, upon request, the Summary Prospectus, Statutory Prospectus, and SAI to Company (or its designee) on a timely basis and provide updated versions as necessary, in order to facilitate a continuous offering of Company’s securities and the Contracts. The Fund and Underwriter shall provide the Shareholder Reports and Portfolio Holdings on a timely basis to facilitate the required website posting. The Fund and Underwriter shall provide the Fund Documents to Company (or its designee) in an electronic format that is suitable for website posting and in a format, or formats, that are convenient for both reading online and printing on paper (in accordance with Rule 30e-3 and Rule 498A). Company shall host and maintain a website as specified in paragraph (j)(1)(iii) of Rule 498A, so that the Fund Documents are publicly accessible, free of charge, at that website in accordance with the conditions set forth in that paragraph, provided that the Fund and Underwriter fulfill their obligations under this Agreement

From time to time, as requested by Company, the Fund, through Underwriter, shall provide Company with as many paper copies of the Fund’s current Fund Documents required to be delivered to shareholders under federal securities laws and regulations (describing only the Designated Portfolios listed on Schedule A) as Company reasonably may request, at the Fund’s expense, to distribute to existing Contract owners (including at the time of Contract fulfillment and confirmation). The Fund, through Underwriter, shall provide Company (at Company’s request and at its expense) with as many paper copies of the Fund’s current Fund Documents (describing only the Designated Portfolios listed on Schedule A) as

Company reasonably may request for distribution to prospective purchasers of Contracts. The Fund will provide the paper copies of said

Fund Documents to Company or its mailing agent on a timely basis. If requested by Company in lieu thereof, the Fund shall provide such documentation (including “camera ready” final copies of the Fund Documents as set in type, at the Fund’s expense) and other assistance as is reasonably necessary to have the then current Fund Documents printed for distribution; the reasonable costs of providing the electronic documentation and of such printing will be borne by the Fund. The Fund and/or Underwriter shall reimburse Company for the costs of mailing the Fund Documents to Contract owners. The Fund also will provide Company with a copy of the Fund’s prospectus through an electronic format that is suitable for website posting to facilitate Company’s efforts to provide Fund prospectuses via electronic delivery. Company shall update its website with the most recent version of the Fund’s prospectus no earlier than the date of such prospectus or supplement and shall remove from its website any earlier copies of the Fund’s prospectus or supplement no later than the time for which the effectiveness of such prospectus expires.

3.2 The Fund’s prospectus shall state that the current SAI for the Fund is available from Company (or, in the Fund’s discretion, from the Fund), and Underwriter (or the Fund), at its expense, shall print or otherwise reproduce and provide sufficient copies of such SAI and any supplements thereto free of charge to Company for itself and for any owner of a Contract who requests such SAI. The Fund will provide Company with as many copies of the SAI and any supplements thereto as Company reasonably may request for distribution, at Company’s expense, to prospective Contract owners. Company shall send an SAI to any such Contract owner within three (3) business days of the receipt of a request.

3.3 The Fund shall provide such data regarding each Designated Portfolio’s expense ratios and investment performance as Company reasonably shall request, to facilitate the registration, sale, and preparation of the annually updated registration statement of the Contracts on a timely basis.

3.4 The Fund, at its expense, shall provide Company with copies of its proxy materials, reports to shareholders, and other communications to shareholders in such quantity as Company reasonably shall require for distributing to Contract owners in the Fund. Company will distribute such proxy materials, reports, and other communications to existing Contract owners. Underwriter, at its expense, shall provide Company with copies of the Fund’s Shareholder Reports in such quantity as Company reasonably shall request for use in connection with offering the Contracts issued by Company. If requested by Company in lieu thereof, Underwriter shall provide such documentation (which may include a final copy of the Fund’s Shareholder Reports as set in type, at the Fund’s expense) and other assistance as is reasonably necessary in order for Company to print such shareholder communications for distribution to Contract owners (such printing for existing Contract owners to be at the Fund’s expense). With respect to any Fund communication to be printed for existing Contract owners together with communications for other investment vehicles funding the Account, the Fund agrees to pay its proportionate share of reasonable expenses as represented by the ratio that the number of pages of the Fund’s communication bears to the total number of pages in the document.

3.5 Company shall:

(i)	solicit voting instructions from Contract owners;

(ii)	vote the Fund shares in accordance with instructions received from Contract owners; and

(iii)	vote Fund shares for which no timely instructions have been received in the same proportion as Fund shares of such Designated Portfolio for which instructions have been received,

so long as and to the extent that the SEC continues to interpret the 1940 Act to require pass-through voting privileges for variable contract owners, or to the extent otherwise required by law. Company reserves the right to vote Fund shares held in any segregated asset account in its own right, to the extent permitted by law.

3.6 The Fund will comply with all provisions of the 1940 Act regarding voting by shareholders, and in particular the Fund will comply with Sections 16(a), (b) and (c) of the 1940 Act, if and when applicable. Further, the Fund will act in accordance with the SEC’s interpretation of the requirements of Section 16(a) with respect to periodic elections of directors or trustees and with whatever rules the SEC may promulgate with respect thereto.

ARTICLE IV. Sales Material and Information

4.1 Underwriter hereby grants Company a non-exclusive, worldwide, non-transferable, non-sublicensable, royalty-free, and limited license to use its trademarks, its name, the name of Adviser, and the Fund and Designated Portfolio name(s) in connection with its obligations under this Agreement. Notwithstanding the foregoing license, unless Company will use Underwriter’s trademark(s) and/or the Fund name(s) in or as a part of Sales Literature or Other Promotional Materials (as defined below) that includes other fund companies’ trademarks and/or fund names as a listing of funds available in connection with the sale of Contracts, Company shall furnish, or shall cause to be furnished, to Underwriter, each piece of Sales Literature or Other Promotional Materials that Company develops or uses and in which (a) a trademark of Underwriter appears or is shown or (b) a Fund (or a Designated Portfolio thereof), Adviser, or Underwriter is named, at least ten (10) calendar days prior to its use. No such material shall be used by Company if Underwriter reasonably objects to such use within ten (10) calendar days after receipt of such material. Underwriter reserves the right to reasonably object to the continued use of such material, and no such material shall be used by Company if Underwriter so objects. All such use by Company of such material shall be in accordance with Underwriter’s reasonable policies regarding advertising and trademark use. Underwriter, in its sole discretion, from time to time, may change the appearance and/or style of its trademarks, provided that Company is given sufficient advance notice to implement any such changes. Company acknowledges and agrees that, except for the limited license granted pursuant to this section, (i) Underwriter has the rights to license its trademarks, (ii) Company has no rights, title, or interest in or to Underwriter’s trademarks, and

(iii) all use of such trademarks by Company shall inure to the benefit of Underwriter. Company shall not apply for registration of a trademark that is confusingly similar or identical to any of Underwriter’s trademarks anywhere in the world. Underwriter may rescind this license at any time if it determines, in its sole discretion, that use of its trademarks or the Fund or Designated Portfolio name(s) will have an adverse effect on it, Adviser, or the Fund. Upon the expiration or termination of this Agreement or the termination of the license granted in this section, Company shall cease using the trademarks of Underwriter except as the parties may agree in writing.

4.2  Except with the permission of the Fund or Underwriter, or their respective designees, Company shall not give any information or make any representations or statements on behalf of the Fund or concerning the Fund in connection with the sale of the Contracts other than: the information or representations contained in the registration statement, prospectus, or SAI for the Fund shares, as such registration statement, prospectus, or SAI may be amended or supplemented from time to time; in reports or proxy statements for the Fund; or in Sales Literature or Other Promotional Materials approved by the Fund or its designee or by Underwriter.

4.3  The Fund, Underwriter, or their respective designees shall furnish, or shall cause to be furnished, to Company each piece of Sales Literature or Other Promotional Materials in which Company and/or the Account is named at least ten (10) calendar days prior to its use. No such material shall be used if Company reasonably objects to such use within ten (10) calendar days after receipt of such material. Company reserves the right to reasonably object to the continued use of such material, and no such material shall be used if Company so objects.

4.4.  Except with the permission of Company, the Fund and Underwriter shall not give any information or make any representations on behalf of Company or concerning the Company, the Account, or the Contracts other than: the information or representations contained in a registration statement, prospectus, or SAI for the Contracts, as such registration statement, prospectus, or SAI may be amended or supplemented from time to time; in published reports for the Account which are in the public domain or approved by Company for distribution to Contract owners; or in Sales Literature or Other Promotional Materials approved by Company or its designee.

4.5  The Fund will provide to Company at least one complete copy of all registration statements, prospectuses, SAIs, reports, proxy statements, and, upon reasonable request, Sales Literature and Other Promotional Materials, exemptive orders, and requests for no-action letters, and all amendments to any of the above that relate to the Fund or its shares, within a reasonable time after the filing of such document(s) with the SEC or other regulatory authorities.

4.6  Company will provide to the Fund at least one complete copy of all registration statements, prospectuses, SAIs, reports, solicitations for voting instructions, and, upon reasonable request, Sales Literature and Other Promotional Materials, exemptive orders, and no-action letters, and all amendments to any of the above that relate to the Contracts or the Account, within a reasonable time after the filing of such document(s) with the SEC or other regulatory authorities.

4.7  For purposes of this Article IV, the phrase “Sales Literature and Other Promotional Materials” includes, but is not limited to, any of the following: advertisements (such as material published, or designed for use in, a newspaper, magazine, or other periodical, radio, television, telephone or tape recording, videotape display, signs or billboards, motion pictures, electronic media or internet, or other public media); sales literature (i.e., any written communication distributed or made generally available to customers or the public, including brochures, circulars, reports, market letters, form letters, seminar texts, reprints or excerpts of any other advertisement, sales literature, or published article); educational or training materials or other communications distributed or made generally available to some or all agents or employees; and registration statements, prospectuses, SAIs, shareholder reports, proxy materials, and any other communications distributed or made generally available with regard to the Fund or Contracts.

4.8  The Fund and Underwriter will provide Company with as much notice as is reasonably practicable of any proxy solicitation for any Designated Portfolio and of any material change in the Fund’s registration statement (other than changes that take place at the time of the annual prospectus update), particularly any change that would result in a change to the registration statement, prospectus, or SAI for any Account, to the extent such notice is permissible under applicable law and the Fund’s selective disclosure policies, and a determination is made by the Fund to mail such supplements to the Fund’s shareholders. The Fund will cooperate with Company so as to enable Company to solicit proxies from Contract owners or to make changes to a Contract’s prospectus, SAI, or registration statement, in an orderly manner. Company will seek to combine mailings to Contract owners to reduce costs to the extent practicable.

ARTICLE V. Fees and Expenses

5.1  The Fund and Underwriter shall pay no fee or other compensation to Company under this Agreement, except that if the Fund adopts and implements a plan pursuant to Rule 12b1 to finance distribution expenses, in which case Underwriter may make payments to Company or to the underwriter for the Contracts if, and in amounts, agreed to by Underwriter in writing. Such payments will be made out of existing fees otherwise payable to Underwriter, past profits of Underwriter, or other resources available to Underwriter. No such payments shall be made directly by the Fund.

5.2  All expenses incident to performance by the Fund under this Agreement shall be paid by the Fund, except as otherwise provided herein. The Fund shall ensure that all its shares are registered and authorized for issuance in accordance with applicable federal law and, if and to the extent deemed advisable by the Fund, applicable state laws prior to their sale. The Fund shall bear the expenses for the cost of registration and qualification of the Fund’s shares, preparation and filing of the Fund’s prospectus and registration statement, proxy materials and reports, setting the prospectus in type, setting in type and printing the proxy materials and Shareholder Reports (including the costs of printing a prospectus that constitutes an annual report), the preparation of all statements and notices required by any federal or state law, and all taxes on the issuance or transfer of the Fund’s shares.

5.3  The parties shall bear the reasonable expenses of printing the Fund’s prospectus, SAI, and other Fund Documents and of distributing the Fund’s Fund Documents, proxy materials, and other reports to Contract owners and prospective Contract owners as described in Section 3.1 through 3.5.

ARTICLE VI. Qualification

6.1  The Fund represents that: each Designated Portfolio is or will be qualified as a Regulated Investment Company under Subchapter M of the Code; it will maintain such qualification (under Subchapter M or any successor or similar provisions); and it will notify Company promptly upon having a reasonable basis for believing that it has ceased to so qualify or that it might not so qualify in the future.

6.2  Company represents that: the Contracts currently are, and at the time of issuance shall be, treated as life insurance, endowment contracts, or annuity insurance contracts under applicable provisions of the Code; it will make every effort to maintain such treatment; and it will notify the Fund and Underwriter immediately upon having a reasonable basis for believing the Contracts have ceased to be so treated or that they might not be so treated in the future.

6.3  Company represents and warrants that it and its affiliates, distributors, agents, and intermediaries involved in the offer, sale, administration, or servicing of the Contracts will comply in all material respects with applicable federal and state securities, insurance, and sales practice requirements, including Regulation Best Interest, FINRA rules, and applicable state insurance suitability and best interest standards, to the extent applicable.

ARTICLE VII. Indemnification

7.1  Indemnification By Company

7.1 (a). Company agrees to indemnify and hold harmless the Fund, Underwriter each of their officers, trustees, and directors, and each person, if any, who controls the Fund or Underwriter within the meaning of Section 15 of the 1933 Act (collectively, the “Fund Indemnified Parties”) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of Company), or litigation (including legal and other expenses) to which the Fund Indemnified Parties may become subject under any statute or regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof), or settlements are related to the sale or acquisition of the Fund’s shares or the Contracts, and which:

(i)

arise out of or are based upon any untrue statements or alleged untrue statements of any material fact contained in the registration statement, prospectus (which shall include an offering memorandum, if any), SAI, or Sales Literature or Other Promotional Materials for the Contracts (or any amendment or supplement to any of the foregoing); or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this agreement to indemnify shall not apply as to any Fund Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished to Company by or on behalf of the Fund for use in the Contracts or registration statement, prospectus, SAI, or Sales Literature or Other Promotional Materials (or any amendment or supplement) or otherwise for use in connection with the sale of the Contracts or Fund shares;

(ii)

arise out of or as a result of statements or representations (other than statements or representations contained in the registration statement, prospectus, SAI, or Sales Literature or Other Promotional Materials of the Fund not supplied by Company or persons under its control) or wrongful conduct of Company or persons under its authorization or control, with respect to the sale or distribution of the Contracts or Fund shares;

(iii)

arise out of any untrue statement or alleged untrue statement of a material fact contained in a registration statement, prospectus, SAI, or Sales Literature or Other Promotional Materials of the Fund or any amendment thereof or supplement thereto or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such a statement or omission was made in reliance upon information furnished to the Fund by or on behalf of Company;

(iv)

arise as a result of any material failure by Company to provide the services and furnish the materials under the terms of this Agreement (including a failure, whether unintentional or in good faith or otherwise, to comply with the qualification requirements specified in Article VI of this Agreement); or

(v)

arise out of or result from any material breach of any representation and/or warranty made by Company in this Agreement or arise out of or result from any other material breach of this Agreement by Company;

as limited by and in accordance with the provisions of Sections 7.1(b) and 7.1(c) hereof.

7.1(b). Company shall not be liable under this indemnification provision with respect to any losses, claims, damages, liabilities, or litigation to which a Fund Indemnified Party otherwise would be subject by reason of such

Fund Indemnified Party’s willful misfeasance, bad faith, or gross negligence in the performance of such Fund Indemnified Party’s duties or by reason of such Fund Indemnified Party’s reckless disregard of its obligations or duties under this Agreement.

7.1(c). Company shall not be liable under this indemnification provision with respect to any claim made against a Fund Indemnified Party unless such Fund Indemnified Party shall have notified Company in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Fund Indemnified Party (or after such Fund Indemnified Party shall have received notice of such service on any designated agent), but failure to notify Company of any such claim shall not relieve Company from any liability which it may have to the Fund Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision, except to the extent that the failure to notify results in the failure of actual notice to Company and Company is materially damaged solely as a result of failure to give such notice. In case any such action is brought against a Fund Indemnified Party, Company shall be entitled to participate, at its own expense, in the defense of such action. Company also shall be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action, and to settle the claim at its own expense; provided, however, that no such settlement shall, without the Fund Indemnified Parties’ written consent, include any factual stipulation referring to the Fund Indemnified Parties or their conduct. After notice from Company to such party of Company’s election to assume the defense thereof, the Fund Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and Company will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof, other than reasonable costs of investigation, unless:

(i)	Company and the Fund Indemnified Party will have mutually agreed to the retention of such counsel; or

(ii)

the named parties to any such proceeding (including any impleaded parties) include both Company and the Fund Indemnified Party, and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. Company will not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there is a final judgment for the plaintiff, Company agrees to indemnify the Fund Indemnified Party from and against any loss or liability by reason of such settlement or judgment.

7.1(d). The Fund Indemnified Parties promptly will notify Company of the commencement of any litigation or proceedings against them in connection with the issuance or sale of the Fund shares or the Contracts or the operation of the Fund.

7.2  Indemnification by Underwriter

7.2(a). Underwriter agrees to indemnify and hold harmless Company, each of its trustees and officers, and each person, if any, who controls Company within the meaning of Section 15 of the 1933 Act (collectively, the “Company Indemnified Parties”) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of Underwriter), or litigation (including legal and other expenses) (for purposes of Sections 7.2 and 7.3, collectively a “Loss”) to which the Company Indemnified Parties may become subject under any statute or regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements are related to the sale or acquisition of the Fund’s shares or the Contracts; and which:

(i)

arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement, prospectus, SAI, or Sales Literature or Other Promotional Materials of the Fund (or any amendment or supplement to any of the foregoing); or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this agreement to indemnify shall not apply as to any Company Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished to Underwriter or the Fund by or on behalf of Company for use in the registration statement or prospectus for the Fund or in Sales Literature or Other Promotional Materials (or any

amendment or supplement) or otherwise for use in connection with the sale of the Contracts or Fund shares;

(ii)

arise out of or as a result of statements or representations (other than statements or representations contained in the registration statement, prospectus, or Sales Literature or Other Promotional Materials for the Contracts not supplied by Underwriter or persons under its control) or wrongful conduct of the Fund or Underwriter or persons under their control, with respect to the sale or distribution of the Contracts or Fund shares;

(iii)

arise out of any untrue statement or alleged untrue statement of a material fact contained in a registration statement, prospectus, SAI, or Sales Literature or Other Promotional Materials of the Contracts, or any amendment thereof or supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement or statements therein not misleading, if such statement or omission was made in reliance upon information furnished to Company by or on behalf of the Fund or Underwriter;

(iv)

arise as a result of any material failure by the Fund or Underwriter to provide the services and furnish the materials under the terms of this Agreement (including a failure, whether unintentional or in good faith or otherwise, to comply with the qualification requirements specified in Article VI of this Agreement); or

(v)

arise out of or result from any material breach of any representation and/or warranty made by Underwriter in this Agreement or arise out of or result from any other material breach of this Agreement by Underwriter;

as limited by and in accordance with the provisions of Sections 7.2(b) and 7.2(c) hereof.

For purposes of this Section 7.2, Loss shall include, without limitation, all costs associated with or arising out of any failure of the Fund or any Designated Portfolio to comply with the qualification requirements specified in Article VI, including, without limitation, all costs associated with correcting or responding to any such failure.

7.2(b). Underwriter shall not be liable under this indemnification provision with respect to any Loss to which a Company Indemnified Party otherwise be would subject by reason of such Company Indemnified Party’s willful misfeasance, bad faith, or gross negligence in the performance of such Company Indemnified Party’s duties or by reason of such Company Indemnified Party’s reckless disregard of obligations and duties under this Agreement or to Company or the Account, whichever is applicable.

7.2(c). Underwriter shall not be liable under this indemnification provision with respect to any claim made against a Company Indemnified Party unless such Company Indemnified Party shall have notified Underwriter in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Company Indemnified Party (or after such Company Indemnified Party shall have received notice of such service on any designated agent), but failure to notify Underwriter of any such claim shall not relieve Underwriter from any liability which it may have to the Company Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision, except to the extent that the failure to notify results in the failure of actual notice to Underwriter, and Underwriter is materially damaged solely as a result of failure to give such notice. In case any such action is brought against the Company Indemnified Party, Underwriter will be entitled to participate, at its own expense, in the defense thereof. Underwriter also shall be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action, and to settle the claim at its own expense; provided, however, that no such settlement shall, without the Company Indemnified Parties’ written consent, include any factual stipulation referring to the Company Indemnified Parties or their conduct. After notice from Underwriter to such party of Underwriter’s election to assume the defense thereof, the Company Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and Underwriter will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation, unless:

(i)	Underwriter and the Company Indemnified Party will have mutually agreed to the retention of such counsel; or

(ii)

the named parties to any such proceeding (including any impleaded parties) include both Underwriter and the Company Indemnified Party, and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. Underwriter will not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there is a final judgment for the plaintiff, Underwriter agrees to indemnify the Company Indemnified Party from and against any loss or liability by reason of such settlement or judgment.

7.2(d). Company agrees promptly to notify Underwriter of the commencement of any litigation or proceedings against it or any of its officers or directors in connection with the issuance or sale of the Contracts or the operation of the Account.

7.3  Indemnification By the Fund

7.3(a). The Fund agrees to indemnify and hold harmless the Company Indemnified Parties against any and all Losses to which the Company Indemnified Parties may be required to pay or may become subject under any statute or regulation, at common law or otherwise, insofar as such losses, claims, expenses, damages, liabilities or expenses (or actions in respect thereof), or settlements are related to the operations of the Fund; and which:

(i)

arise as a result of any material failure by the Fund to provide the services and furnish the materials under the terms of this Agreement (including a failure, whether unintentional or in good faith or otherwise, to comply with the qualification requirements specified in Article VI of this Agreement); or

(ii)	arise out of or result from any material breach of any representation and/or warranty made by the Fund in this Agreement or arise out of or result from any other material breach of this Agreement by the Fund;

as limited by and in accordance with the provisions of Sections 7.3(b) and 7.3(c) hereof.

For purposes of this Section 7.3, Loss shall include, without limitation, all costs associated with or arising out of any failure of the Fund or any Designated Portfolio to comply with the qualification requirements specified in Article VI, including, without limitation, all costs associated with correcting or responding to any such failure.

7.3(b). The Fund shall not be liable under this indemnification provision with respect to any Loss to which a Company Indemnified Party otherwise would be subject by reason of such Company Indemnified Party’s willful misfeasance, bad faith, or gross negligence in the performance of such Company Indemnified Party’s duties or by reason of such Company Indemnified Party’s reckless disregard of obligations and duties under this Agreement or to Company, the Fund, Underwriter, or the Account, whichever is applicable.

7.3(c). The Fund shall not be liable under this indemnification provision with respect to any claim made against a Company Indemnified Party unless such Company Indemnified Party shall have notified the Fund in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Company Indemnified Party (or after such Company Indemnified Party shall have received notice of such service on any designated agent), but failure to notify the Fund of any such claim shall not relieve the Fund from any liability which it may have to the Company Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision, except to the extent that the failure to notify results in the failure of actual notice to the Fund, and the Fund is materially damaged solely as a result of failure to give such notice. In case any such action is brought against the Company Indemnified Parties, the Fund will be entitled to participate, at its own expense, in the defense thereof. The Fund also shall be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action, and to settle the claim at its own expense; provided, however, that no such settlement shall, without the Company Indemnified Parties’ written consent, include any factual stipulation referring to the Company Indemnified Parties or their conduct. After notice from the Fund to such party of the Fund’s election to assume the defense thereof, the Company Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the Fund will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation, unless:

(i)	the Fund and the Company Indemnified Party will have mutually agreed to the retention of such counsel; or

(ii)

the named parties to any such proceeding (including any impleaded parties) include both the Fund and the Company Indemnified Party, and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The Fund will not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there is a final judgment for the plaintiff, the Fund agrees to indemnify the Company Indemnified Party from and against any loss or liability by reason of such settlement or judgment.

7.3(d).      Company and Underwriter agree promptly to notify the Fund of the commencement of any litigation or proceeding against it or any of its respective officers or directors in connection with the Agreement, the issuance or sale of the Contracts, the operation of the Account, or the sale or acquisition of shares of the Fund.

7.4   Limitation on Damages

Notwithstanding anything to the contrary in this Agreement, no party shall be liable to any other party for any consequential, incidental, indirect, special, exemplary, or punitive damages, including lost profits or lost business opportunity, arising out of or relating to this Agreement, whether in contract, tort, or otherwise.

ARTICLE VIII. Applicable Law

8.1  This Agreement shall be construed, and the provisions hereof interpreted under and in accordance with, the laws of the State of New York.

8.2  This Agreement shall be subject to the provisions of the 1933 Act, 1934 Act, and 1940 Act, and the rules and regulations and rulings thereunder, including such exemptions from those statutes, rules, and regulations as the SEC may grant, and the terms hereof shall be interpreted and construed in accordance therewith.

ARTICLE IX. Termination

9.1    This Agreement shall continue in full force and effect until the first to occur of:

(a)

termination by any party, for any reason with respect to some or all Designated Portfolios, by six (6) months’ advance written notice delivered to the other parties, or, if later, upon receipt of any required exemptive relief or orders from the SEC, unless otherwise agreed in a separate written agreement among the parties;

(b)

termination by Company by written notice to the Fund and Underwriter with respect to any Designated Portfolio based upon Company’s determination that shares of the Fund are not reasonably available to meet the requirements of the Contracts; provided that such termination shall apply only to the Designated Portfolio not reasonably available;

(c)

termination by Company by written notice to the Fund and Underwriter in the event any of a Designated Portfolio’s shares are not registered, issued, or sold in accordance with applicable state and/or federal law, or such law precludes the use of such shares as the underlying investment media of the Contracts issued or to be issued by Company;

(d)

termination by the Fund or Underwriter in the event that formal administrative proceedings are instituted against Company by FINRA, the SEC, the Insurance Commissioner or similar official of any state, or any other regulatory body regarding Company’s duties under this Agreement or related to the sale of the Contracts, the operation of any Account, or the purchase of Fund shares; provided, however, that the Fund or Underwriter determines in its sole judgment, exercised in good faith, that any such administrative proceedings will have a material adverse effect upon the ability of Company to perform its obligations under this Agreement;

(e)

termination by Company in the event that formal administrative proceedings are instituted against the Fund or Underwriter by FINRA, the SEC, any state securities or insurance department, or any other regulatory body; provided, however, that Company determines in its sole judgment, exercised in good faith, that any such administrative proceedings will have a material adverse effect upon the ability of the Fund or Underwriter to perform its respective obligations under this Agreement;

(f)

termination by Company by written notice to the Fund and Underwriter with respect to any Designated Portfolio in the event that such Designated Portfolio ceases to qualify as a Regulated Investment Company under Subchapter M of the Code, or if Company reasonably believes that such Designated Portfolio may fail to so qualify or comply;

(g)

termination by the Fund or Underwriter by written notice to Company in the event that the Contracts fail to meet the qualifications specified in Section 6.2 hereof; or if the Fund or Underwriter reasonably believes that such Contracts may fail to so qualify;

(h)

termination by either the Fund or Underwriter by written notice to Company if either or both of the Fund or Underwriter respectively, shall determine, in their sole judgment exercised in good faith, that Company has suffered a material adverse change in its business, operations, financial condition, or prospects since the date of this Agreement or is the subject of material adverse publicity;

(i)

termination by Company by written notice to the Fund and Underwriter, if Company shall determine, in its sole judgment exercised in good faith, that the Fund, Adviser, or Underwriter has suffered a material adverse change in its business, operations, financial condition, or prospects since the date of this Agreement or is the subject of material adverse publicity; or

(k)

termination by Company upon any substitution of the shares of another investment company or series thereof for shares of a Designated Portfolio of the Fund in accordance with the terms of the Contract, provided that Company has given at least 45 days’ prior written notice to the Fund of the date of substitution.

9.2 Notice Requirement. No termination of this Agreement will be effective unless and until the party terminating this Agreement gives prior written notice to all other parties of its intent to terminate, which notice will set forth the basis for the termination.

9.3 Effect of Termination. Notwithstanding any termination of this Agreement, the Fund and Underwriter shall, at the option of Company, continue to make available additional shares of the Fund pursuant to the terms and conditions of this Agreement, for all Contracts in effect on the effective date of termination of this Agreement (the “Existing Contracts”). Specifically, without limitation, the owners of the Existing Contracts will be permitted to reallocate investments in the Fund, redeem investments in the Fund, and/or invest in the Fund upon the making of additional purchase payments under the Existing Contracts.

9.4 Company shall not redeem Fund shares attributable to the Contracts (as opposed to Fund shares attributable to Company’s assets held in the Account) except (i) as necessary to implement Contract owner initiated or approved transactions, (ii) as required by state and/or federal laws or regulations or judicial or other legal precedent of general application (a “Legally Required Redemption”), or (iii) pursuant to the terms of a substitution order issued by the SEC pursuant to Section 26(c) of the 1940 Act or a no-action letter thereunder. Upon request, Company promptly will furnish to the Fund and Underwriter reasonable assurance that any redemption pursuant to clause (ii) above is a Legally Required Redemption. Furthermore, except in cases where permitted under the terms of the Contracts, Company shall not prevent Contract owners from allocating payments to a Designated Portfolio that was otherwise available under the Contracts without first giving the Fund or Underwriter forty-five (45) days’ notice of its intention to do so.

9.5    Notwithstanding any termination of this Agreement, each party’s obligation under Article VII to indemnify the other parties shall survive. In addition, with respect to Existing Contracts, all provisions of this Agreement also will survive and not be affected by any termination of this Agreement.

ARTICLE X. Notices

Any notice shall be sufficiently given when sent by registered or certified mail to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.

If to the Fund:

COHEN & STEERS INSTITUTIONAL REALTY SHARES

 ATTN: Fund Legal Group

 1166 Avenue of the Americas, 30th Floor

 New York, NY 10036

 FundLegalGroup@cohenandsteers.com

If to Company:

TIAA

8500 Andrew Carnegie Blvd

Charlotte, North Carolina 28262

Attention: Mike Kloss

If to Underwriter:

COHEN & STEERS SECURITIES, LLC

ATTN: Fund Legal Group

 1166 Avenue of the Americas, 30th Floor

 New York, NY 10036

 FundLegalGroup@cohenandsteers.com

If to Adviser:

COHEN & STEERS CAPITAL MANAGEMENT, INC. ATTN: Fund Legal Group

 1166 Avenue of the Americas, 30th Floor

 New York, NY 10036

 FundLegalGroup@cohenandsteers.com

ARTICLE XI. Miscellaneous

11.1 All persons dealing with the Fund must look solely to the property of the respective Designated Portfolio listed on Schedule A hereto as though such Designated Portfolio had separately contracted with Company and Underwriter for the enforcement of any claims against the Fund. The parties agree that neither the Board, officers, agents, or shareholders assume any personal liability or responsibility for obligations entered into by or on behalf of the Fund.

11.2 Subject to the requirements of legal process and regulatory authority, each party hereto shall treat as confidential the names and addresses of the owners of the Contracts and all information reasonably identified as confidential in writing by any other party hereto. Except as permitted by this Agreement, each party shall not disclose, disseminate, or utilize such names and addresses and other confidential information without the express written consent of the affected party, until such time as such information may come into the public domain. Notwithstanding anything to the contrary in this Agreement, in addition to and not in lieu of other provisions in this Agreement:

(a)

“Confidential Information” includes, without limitation: all information regarding the customers of Company, the Fund, Underwriter, or any of their subsidiaries, affiliates, or licensees; the accounts, account numbers, names, addresses, social security numbers, or any other personal identifier of such customers; or any information derived therefrom.

(b)

Neither Company, the Fund, Adviser or Underwriter may disclose Confidential Information for any purpose other than to carry out the purpose for which Confidential Information was provided to Company, the Fund, or Underwriter as set forth in this Agreement; and Company, the Fund, and Underwriter agree to cause their employees, agents, and representatives, or any other party to whom Company, the Fund, or Underwriter may provide access to or disclose Confidential Information, to limit the use and disclosure of Confidential Information to that purpose. Company, the Fund, and Underwriter agree to maintain in confidence each other’s Confidential Information and limit access to said Confidential Information within their own organization to only those persons who need to know such Confidential Information. Each party will treat the Confidential Information of the others with at least the same degree of care they use to protect their own proprietary information, but no less than reasonable care under the circumstances.

(c)

Company, the Fund, and Underwriter agree to: implement appropriate measures designed to ensure the security and confidentiality of Confidential Information; protect such Confidential Information against any anticipated threats or hazards to the security and integrity of such measures implemented to ensure the security and confidentiality of such Confidential Information; and protect against unauthorized access to, or use of, Confidential Information that could result in substantial harm to any of the customers of Company or any of its subsidiaries, affiliates, or licensees or substantial harm to Company, the Fund, or Underwriter. Company, the Fund, and Underwriter further agree to cause all their respective agents, representatives, or subcontractors, or any other party to whom they provide access to or disclose Confidential Information, to implement appropriate measures to meet the objectives set forth in this Section 11.2.

(d)

In the event the receiving party is required to disclose another party’s Confidential Information pursuant to a judicial or governmental order, such receiving party promptly will notify the disclosing party in writing to provide the disclosing party the opportunity to seek a protective order preventing or limiting such disclosure or pursue other legal options regarding disclosure of Confidential Information pursuant to such an order.

(e)

No receiving party shall acquire any rights in or to the Confidential Information of another party, except the limited right to use the Confidential Information solely for the purposes set forth in this Agreement or as agreed upon in writing by the parties.

(f)

Each party hereto respectively agrees to be responsible for compliance with the terms of this Section 11.2 and acknowledges that a breach of any of the terms in this Section 11.2 by any of their employees, agents, affiliates, or others acting on their behalf will be deemed a breach. Each party hereto shall notify another party without undue delay, and in any event within seventy-two hours, upon discovery of any unauthorized use or disclosure of such party’s Confidential Information or any other breach of this Section 11.2 and will cooperate in every reasonable way to help the affected party regain possession of its Confidential Information and prevent its further unauthorized use. Each party hereto acknowledges that a party, because of the nature of its Confidential Information, would suffer irreparable harm in the event of a material breach of the provisions of this Section 11.2 for which monetary damages would be inadequate to compensate, and that in the event of any material breach or threatened material breach by a party of any such provisions, the nonbreaching party shall be entitled, in addition to such other legal or equitable remedies which might be available, to seek preliminary or temporary injunctive relief in any court of competent jurisdiction against the threatened material breach or continuation of any such material breach without showing or proving any actual damages sustained by it. If the non-breaching party prevails against the breaching party in any action brought to enjoin a material breach or threatened breach of this Section 11.2, it shall be entitled to reasonable attorney’s fees and costs in connection with such legal proceeding.

(g)	Each party hereto agrees that the terms of this Section 11.2 shall survive the termination or cancellation of this Agreement.

11.3 The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

11.4 This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.

11.5 If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of the Agreement shall not be affected thereby.

11.6 Each party hereto shall cooperate with each other party and all appropriate governmental authorities (including without limitation the SEC, FINRA, and state insurance regulators) and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby. Notwithstanding the generality of the foregoing, each party hereto further agrees to furnish the New York Department of Financial Services (the “Department”) with any information or reports in connection with services provided under this Agreement which the Department may request in order to ascertain whether the variable contract operations of Company are being conducted in a manner consistent with New York variable annuity laws and regulations and any other applicable law or regulations.

11.7 The rights, remedies, and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies, and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws.

11.8 This Agreement or any of the rights and obligations hereunder may not be assigned by any party without the prior written consent of all parties hereto.

11.9 The schedules to this Agreement (each, a “Schedule” and collectively, the “Schedules”) form an integral part hereof and are incorporated herein by reference. The parties to this Agreement may agree in writing to amend the Schedules to this Agreement from time to time to reflect changes in or relating to the Contracts, the Account or the Designated Portfolios of the Fund or other applicable terms of this Agreement. References herein to any Schedule are to the Schedule then in effect, taking into account any amendments thereto.

[Remainder of this page left intentionally blank.]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in its name and on its behalf by its duly authorized representative and its seal to be hereunder affixed hereto as of the date specified below.

COMPANY:	TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA By its authorized officer

By:

	Title:	Managing Director

	Date:	10/6/26

FUND:	COHEN & STEERS INSTITUTIONAL REALTY SHAREES, INC. By its authorized officer

By:

Title:

Date:

UNDERWRITTER	COHEN & STEERS INSTITUTIONAL REALTY SHAREES, INC. By its authorized officer

By:

Title:

Date:

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in its name and on its behalf by its duly authorized representative and its seal to be hereunder affixed hereto as of the date specified below.

COMPANY:	TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA By its authorized officer

By:

Title:

Date:

FUND:	COHEN & STEERS INSTITUTIONAL REALTY SHARES, INC. By its authorized officer
By:

	Name:	Dana A. DeVivo

	Title:	Secretary and Chief Legal Officer

	Date:	10/6/26

UNDERWRITTER:	COHEN & STEERS SECURITIES, LLC By its authorized officer

By:

	Name:	Francis C. Poli

	Title:	President

	Date:	10/6/26

ADVISER:	COHEN & STEERS CAPITAL MANAGEMENT, INC. By its authorized officer
By:
Name: Dana A. DeVivo

	Title:	Senior Vice President

	Date:	10/6/26

SCHEDULE A

Name of Separate Account and Date Established by Board of Trustees	Contracts Funded by Separate Account	Designated Portfolios

TIAA Separate Account VA-3 May 17, 2006	Access Annuities	Cohen & Steers Institutional Realty Shares, Inc.

SCHEDULE B

All capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such term in the Agreement.

A.	Agreement to Provide Shareholder Information.

Company agrees to provide the Fund, or its designee, upon written request: (i) the taxpayer identification number (“TIN”), Individual/International Taxpayer Identification Number (“ITIN”), or other government-issued identifier (“GII”), if known, of any or all Shareholder(s) who own Contracts issued by the Account; (ii) the amount and date of each transaction; and (iii) the transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held pursuant to Contracts issued through the Account during the period covered by the request. Unless otherwise specifically requested by the Fund or its designee, Company only shall be required to provide information relating to Shareholder-Initiated Transfer Purchases or Shareholder-Initiated Transfer Redemptions.

B.	Form of and Period Covered by a Request.

The Fund agrees to provide Company a written request, including the TIN, ITIN, or GII, if known, or any other identifying factor that would provide assistance in determining the identity of the Shareholder(s). Requests to provide such information shall set forth the specific period for which transaction information is sought. Unless otherwise agreed to by Company, any such request will not cover a period of more than ninety (90) consecutive Business Days.

C.	Form and Timing of Response.

Company agrees to provide, promptly upon request by the Fund or its designee, the requested information specified in Section A. If requested by the Fund or its designee, Company agrees to use its best efforts to determine promptly whether any specific person about whom it has received the identification and transaction information specified in Section A is itself a financial intermediary (“indirect intermediary”) and, upon further request by the Fund or its designee, promptly either (i) provide (or arrange to have provided) the information set forth in Section A for those shareholders who hold an account with an indirect intermediary or (ii) restrict or prohibit the indirect intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Fund. Company promptly shall inform the Fund or its designee whether it plans to perform (i) or (ii). A response required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties. To the extent practical, the format for any transaction information provided to the Fund should be consistent with the NSCC Standardized Data Reporting Format.

D.	Agreement to Restrict Trading.

Company agrees to execute written instructions from the Fund or its designee to restrict or prohibit further purchases or exchanges of Shares by a Shareholder who has been identified by the Fund or its designee as having engaged in transactions in the Fund’s Shares that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of value of the outstanding Shares issued by the Fund. Instructions to restrict or prohibit trading must include the TIN, ITIN, or GII, if known; the specific individual Contract owner number or participant account number associated with the Shareholder, if known; and the specific restriction(s) to be executed, including the length of time such restriction shall remain in place. If the TIN, ITIN, GII, or specific individual Contract owner number or participant account number associated with the Shareholder is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to allow identification of the Shareholder to which the instruction relates. Unless otherwise directed by the Fund, any such restrictions or prohibitions shall only apply to Shareholder-Initiated Transfer Purchases or Shareholder-Initiated Transfer Redemptions that are effected directly or indirectly through Company.

Company agrees to execute instructions from the Fund or its designee to restrict or prohibit trading as soon as reasonably practical, but not later than five (5) Business Days after receipt of such instructions by Company.

Company must provide written confirmation to the Fund or its designee that instructions have been executed. Company agrees to provide such confirmation as soon as reasonably practical, but not later than ten (10) Business Days after instructions have been executed.

E.	Limitation on Use of Information.

The Fund agrees not to use the information received from Company other than as may be necessary to fulfill regulatory or legal requirements, the receipt, use, handling, and disposal of which is subject to the privacy considerations of Title V of the Gramm-Leach-Bliley Act (Public Law 106102) and comparable state laws.

F.	Definitions.

The term “Fund” includes the Fund’s principal underwriter and transfer agent. The term does not include any “excepted Trusts” as defined in Rule 22c-2(b) under the 1940 Act.

The term “Shares” means the interest of Shareholders corresponding to the redeemable securities of record issued by the Fund under the 1940 Act that are held pursuant to Contracts issued by Company.

The term “Shareholder” means the holder of interests in a Contract or a participant in an employee benefit plan with a beneficial interest in a Contract.

The term “Shareholder-Initiated Transfer Purchase” means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract to the Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollment such as transfers of assets within a Contract to the Fund as a result of “dollar cost averaging” programs, Company-approved asset allocation programs, or automatic rebalancing programs; (ii) pursuant to a Contract death benefit; (iii) one-time step-up in Contract value pursuant to a Contract death benefit; (iv) step-ups in Contract value pursuant to a Contract living benefit; (v) allocation of assets to the Fund through a Contract as a result of payments such as loan repayments, scheduled contributions, retirement plan salary reduction contributions, or planned premium payments to the Contract; or (vi) pre-arranged transfers at the conclusion of a required free look period.

The term “Shareholder-Initiated Transfer Redemption” means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract out of the Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollments such as transfers of assets within a Contract out of the Fund as a result of annuity payouts, loans, systematic withdrawal programs, Company-approved asset allocation programs, and automatic rebalancing programs; (ii) as a result of any deduction of charges or fees under a Contract; (iii) within a Contract out of the Fund as a result of scheduled withdrawals or surrenders from a Contract; or (iv) as a result of payment of a death benefit from a Contract.

The term “written” includes electronic writings and facsimile transmissions.

The term “promptly” as used in Section C means as soon as practicable but in no event later than ten (10) business days from Company’s receipt of the request for information from the Fund or its designee.

SCHEDULE C

If the Fund determines that corrective action is necessary with respect to the Account or the Contracts as a result of an error in the computation of the net asset value of its shares, dividend, or capital gains (“Price Error”), Underwriter promptly will notify Company of the Price Error.

The materiality of an incorrect price will be determined with reference to applicable SEC guidance. Underwriter may provide notice of a Price Error via facsimile, email or via direct or indirect systems access and shall state the incorrect price, the correct price, and, to the extent communicated to the Fund’s other shareholders, the reason for the price change. Underwriter also will communicate to Company the amount and nature of any changes to Underwriter’s records with respect to an Account made in order to correct a Price Error. Company shall adjust all Contract owners’ accounts effect by the Price Error, and such loss incurred by those Contract owners owed additional shares shall be offset by the gain in Contract owners’ accounts who received excess shares. Upon receipt of reasonable documentation verifying such losses, Underwriter shall reimburse the Account with the appropriate number of additional shares. In the event of an overpayment to a Contract owner as a result of any error, Company will make a good faith attempt to the extent practicable and permitted by law to collect such overpayment on behalf of, and return such overpayment to, Underwriter, provided that Company is not responsible for any losses to the Fund resulting from such overpayments.

Compensating the Company for its Expenses. Underwriter promptly shall pay for systems and out-of-pocket costs (including preparing and mailing revised statements) up to $2,500 for each Price Error occurrence; provided, Company provides a full accounting of expenses and uses its best efforts to mitigate all expenses; and provided further, such cap shall be applied in the aggregate, per Price Error occurrence, across all agreements between Company and its affiliates.